SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
             Securities Exchange Act of 1934 (Amendment No. ______)

Filed by the registrant  [ ]

Filed by a party other than the registrant [X]

Check the appropriate box:

 [  ]                 Preliminary proxy statement
 [X]                  Definitive proxy statement
 [  ]                 Definitive additional materials
 [  ]                 Soliciting material pursuant to Rule 14a-11(c) or Rule
                      14a-12

                  EA Engineering, Science, and Technology, Inc.
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

 [X ]                 $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
                      or 14a-6(i)(2).
 [  ]                 $500 per each party to the controversy pursuant to
                      Exchange Act Rule 14a-6(i)(3).
 [  ]                 Fee computed on table below per Exchange Act
                      Rule 14a-6(i)(4) and 0-11.


     (1)   Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------

     (2)   Aggregate number of securities to which transaction applies.

          --------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-22:1

          --------------------------------------------------------------------

     (4)   Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------------

 [ ] Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)              Amount previously paid: $ -0-
     (2)              Form, schedule, or registration statement no.:
     (3)              Filing party:  EA Engineering, Science, and
                      Technology, Inc.
     (4)              Date filed: November 24, 1997

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                  EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.
                              11019 McCormick Road
                           Hunt Valley, Maryland 21031


                            NOTICE OF ANNUAL MEETING
                                JANUARY 14, 1998



TO THE STOCKHOLDERS:

        Notice is hereby given that the Annual Meeting of Stockholders of EA Engineering, Science, and Technology, Inc. will be held on January 14, 1998, at 9:00 a.m. EST, at Marriott's Hunt Valley Inn, 245 Shawan Road, Hunt Valley, Maryland, for the following purposes:

        1. To elect six directors to serve until the next annual meeting and until their successors are elected and qualified;

        2. To approve an increase in the number of shares of Common Stock reserved for issuance under the Company's Amended and Restated Stock Option Plan;

        3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending August 31, 1998; and

        4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        Only holders of record of Common Stock as of the close of business on November 17, 1997 are entitled to receive notice of and vote at the meeting or any adjournment or adjournments thereof.

By Order of the Board of Directors.



                            /s/ Jack P. Adler
                           ------------------------------
                            Jack P. Adler, Esq.
                            Vice President, Secretary and General Counsel

Dated at Baltimore, Maryland
December 1, 1997


            WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,
              PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY
             PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE.

                  EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.
                                 PROXY STATEMENT

                               GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of EA Engineering, Science, and Technology, Inc. (together with its wholly-owned subsidiaries, the "Company") of proxies from the holders of the Company's common stock for use at the Annual Meeting (the "Meeting") to be held on January 14, 1998, and any adjournment or adjournments thereof. The giving of a proxy does not affect your right to vote should you attend the Meeting in person, and the proxy may be revoked at any time before it is voted by giving the Secretary of the Company a signed instrument revoking the proxy or a signed proxy of a later date. Each properly executed proxy not revoked will be voted in accordance with instructions thereon. If no instructions are specified in the proxy, it is the intention of the persons named in the accompanying proxy to vote FOR the election of the nominees named herein as directors of the Company and FOR the matters described in Items 2 and 3 in the Notice of Annual Meeting.

        The Company's Annual Report to Stockholders for the fiscal year ended August 31, 1997 (the "Annual Report"), containing audited consolidated financial statements and the message of the Chairman of the Board and the President and Chief Executive Officer, is being mailed to stockholders along with the Notice of Annual Meeting and Proxy Statement. The consolidated financial statements and discussion and analysis by management of the Company's financial condition and results of operations contained in the Annual Report are incorporated herein by reference.

        The mailing address of the Company's principal executive office is:
11019 McCormick Road, Hunt Valley, Maryland 21031, and the approximate date on which this Proxy Statement and the form of proxy are first being sent to stockholders is December 3, 1997.

        Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on November 17, 1997, are entitled to vote at the Meeting, one vote for each share of Common Stock so held. On that date there were 6,228,458 shares of Common Stock outstanding.

                             PRINCIPAL STOCKHOLDERS

        The following table shows, as of October 31, 1997, the total number of shares of Common Stock beneficially owned by each person who was known by the Board of Directors to own more than 5% of the Common Stock:

                                                                    Shares Beneficially
                      Name and Address of                            Owned Directly or              Percent of
                       Beneficial Owner                                 Indirectly                 Common Stock
                       ----------------                                 ----------                 ------------
The Depository Trust Company (1)                                       3,322,510                      53.3%
Box 20, Bowling Green Station
New York, New York  10004

Loren D. Jensen                                                        1,552,980                      24.9%
12 Burnbrae Road
Towson, Maryland  21204

Cleaveland D. Miller, Trustee                                         707,125(2)                      11.3%
250 W. Pratt Street
Baltimore, Maryland  21201

----------
(1) Cede & Co., the nominee of The Depository Trust Company, holds shares of Common Stock for the accounts of various institutions participating in the facilities of The Depository Trust Company.

(2) Cleaveland D. Miller holds 702,000 of these shares as the trustee of irrevocable trusts for the benefit of each of Loren D. Jensen's three children.

                              ELECTION OF DIRECTORS

      The six persons named in the following table have been designated as nominees for election to the Board of Directors, each to serve for a one-year term and until his successor is duly elected and qualified. All of the nominees listed below currently serve as directors of the Company. If any of such nominees declines or becomes unable to serve, the persons named in the proxy will vote for the election of any substitute nominee designated by the Board of Directors. The Company has no reason to believe that any nominee will decline or be unable to serve.


                                                                                       Shares
            Name, Age, Principal Occupation                Served as           Beneficially Owned (1)
              During Past Five Years, and                   Director        -----------------------------
             Other Corporate Directorships                   Since            Amount             Percent
        -------------------------------------               --------        ----------          ---------
Edmund J. Cashman, Jr., Age 61; Senior                        1986             47,875                *
Executive Vice President and Director of Legg
Mason, Inc.; Senior Executive Vice President of
Legg Mason Wood Walker, Incorporated; Director,
Bartlett Capital Trust, Inc.

Donald A. Deieso, Ph.D., Age 48; President and                1997             50,000
Chief Executive Officer

Loren D. Jensen, Ph.D., Age 60; Chairman of                   1973          1,552,980              24.9%
the Board

Rudolph P. Lamone, Ph.D., Age 66; Chairman                    1986             12,450                *
of the Board, Michael D. Dingman Center for
Entrepreneurship, University of Maryland
College of Business and Management

Cleaveland D. Miller, Esq., Age 59; Chairman,                 1997              5,125                *
Semmes, Bowen & Semmes, a Professional
Corporation; Director, Barry's Jewelers, Inc.

George G. Radcliffe, Age 73; Chairman of the                  1990             12,900                *
Board, Emeritus, The Baltimore Life Insurance
Company; Trustee Emeritus of The Johns Hopkins
University

All executive officers and directors of the Company                         1,729,600(2)          27.7%
as a group (8 individuals)
--------------

* Less than 1%

(1) Based upon information supplied by each director and executive officer of the Company as of October 31, 1997. Unless otherwise noted, all shares indicated are held with sole voting and sole investment power.

(2) Includes 1,634,800 shares for which directors and executive officers have sole voting and dispositive powers and presently exercisable option shares of 12,000, 50,000, 12,000, 4,000, 12,000, and 4,800 for Messrs. Cashman,
     Deieso, Lamone, Miller, Radcliffe, and Spadaro, respectively.

Certain Transactions

    The Company leases approximately 32,400 square feet of office space which serves as its Loveton, Maryland, regional office in Sparks, Maryland, from Ecolair Limited Partnership (the "Partnership"), a Maryland limited partnership of which Loren D. Jensen is the general partner. The remaining limited partners are Dr. Jensen's three children. For the year ended August 31, 1997, the Company's rent payments (including approximately $238,000 in pass-through taxes and operating expenses) to the Partnership were approximately $655,400. Under new lease terms negotiated in April 1997, the Partnership significantly reduced rentals to the Company and agreed to provide various capital improvements in consideration of extension of the lease until 2006. The terms were retroactive to January 1, 1997.

    The Company leases approximately 43,700 square feet of office space in Hunt Valley, Maryland, from Merrymack Limited Partnership, a Maryland limited partnership of which Loren D. Jensen is the general partner and Ecolair Limited Partnership is the limited partner. This space serves as the Company's corporate headquarters, along with its training center, as well as providing office facilities for certain professional, technical, administrative, and operations staff. New lease terms, retroactive to January 1, 1997, were negotiated in April 1997. Pursuant to the new terms, which included significant rate reductions and certain capital improvements, the lease was extended until 2006. Total rent payments (including approximately $388,000 in pass-through taxes and operating expenses) for the year ended August 31, 1997 were approximately $776,400.

    On March 1, 1990, the Company leased a 16,500 square foot facility adjacent to its existing facility in Sparks, Maryland, from ARE Sparks Limited Partnership, a Pennsylvania limited partnership of which Loren D. Jensen is the general partner and Ecolair Limited Partnership is the limited partner. In March 1991, the facility renovation was completed and now serves as the Company's laboratory. New lease terms, retroactive to January 1, 1997, were negotiated in April 1997. Pursuant to the new terms, which included significant rate reductions and certain capital improvements, the lease was extended until 2005. Total rent payments (including approximately $339,000 in pass-through taxes and operating expenses) during fiscal 1997 were approximately $584,600.

    Legg Mason Capital Management Group, with which Edmund J. Cashman is affiliated, provides investment advice to the Company from time to time.

    Semmes, Bowen & Semmes (SB&S), with which Cleaveland D. Miller is affiliated, provided legal services to the Company during fiscal 1997.

    At the request of its former primary lender and in order to maintain its favorable relationship with this lender, the Company in December 1996 purchased from this lender the secured loans of three EA officers, including Messrs. Spadaro and Hammalian. These interest-free demand loans, in the aggregate amount of $301,000, are secured by pledges of the Company's common stock.

    Management of the Company believes that the terms and conditions of the transactions between the Company and entities with which certain of its directors are affiliated were on terms and conditions at least as favorable to the Company as could have been obtained from third parties and were in the best interests of the Company.

    The Board of Directors recommends a vote "FOR" the election of the above nominees as directors of the Company.

                       BOARD ORGANIZATION AND COMPENSATION

Organization

    The Board of Directors held eight meetings during the fiscal year ended August 31, 1997. Each incumbent director attended at least 75% of the meetings of the Board of Directors and of its committees of which he was a member. In addition, the Company has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee.

    The Audit Committee of the Board of Directors, composed of Messrs. Radcliffe (Chairman), Cashman, and Lamone, met once during the fiscal year ended August 31, 1997. The Audit Committee reviews with Arthur Andersen LLP, the Company's independent auditors, the audit plan and the internal accounting controls for the Company and its subsidiaries, as well as the Company's consolidated financial statements and management letter. The Audit Committee reports to the Board of Directors. It also recommends to the Board of Directors the selection of independent auditors for the Company.

    The Compensation Committee of the Board of Directors, composed of Messrs. Lamone (Chairman), Cashman, and Radcliffe, met two times during the fiscal year ended August 31, 1997. This Committee periodically reviews the Company's management compensation and reports its actions or recommendations to the Board of Directors. The Committee also approves the general salary scale for employees of the Company.

    In addition, the Committee has been authorized to grant options under the Company's Amended and Restated Stock Option Plan and to make stock awards under the Company's 1995 Stock Incentive Plan. See "EXECUTIVE MANAGEMENT COMPENSATION."

Compensation

    Each non-employee director of the Company receives a fee of $1,000 for each meeting of the Board of Directors of the Company which he attends. In addition, each non-employee director receives $1,000 for attendance at each meeting of any directors' committee on which he serves that is not held on the day of a Board meeting.

    In addition to such fees, under the Non-Employee Director Stock Option Plans (1993 and 1995), each director who is newly elected to the Board and who, at that time, is not an employee of the Company is automatically granted an option to purchase 4,000 shares of Common Stock when he or she becomes a director. Further, each non-employee director is granted an option to purchase 1,000 shares of Common Stock as of the date of each annual meeting of stockholders at which such director is reelected. All such options have an exercise price equal to the market price of the Common Stock on the date of grant and vest immediately upon grant.


                        EXECUTIVE MANAGEMENT COMPENSATION

Compensation Committee Report

    The Compensation Committee (the "Committee") of the Board of Directors of the Company is pleased to present its report on executive compensation. The Committee report outlines the components of the Company's Executive Officer Compensation programs, including the specific relationship of corporate performance to executive compensation and describes the Committee's basis for the compensation awarded to the Chairman of the Board and the President and Chief Executive Officer during 1997.

General

    The Committee is responsible for developing and implementing the Company's executive compensation policies. These policies are designed to enhance the profitability of the Company while at the same time providing competitive levels of compensation to attract and retain highly qualified executives. By closely aligning the financial interests of the executive officers with those of the Company's stockholders, the Committee seeks to increase stockholder value and to provide meaningful incentives to the executives.

    The Committee seeks to realize this objective both by the use of short-term incentives in the form of base salary and incentive compensation--and long-term incentives in the form of stock option grants.

Base Salary

    Salaries of executive officers are initially based on experience and competitive conditions. Salaries are reviewed annually and adjusted to reflect the performance of the executive and by considering salaries for comparable positions in other companies. In fiscal 1997, base salaries for executive officers were increased approximately 3.5% over the salaries paid in fiscal 1996. This does not include payments to Dr. Deieso as President and Chief Executive Officer, for which there was no equivalent position in fiscal 1996.

Incentive Compensation

    The Compensation Committee paid a bonus to management in fiscal 1997 as a result of the Company exceeding its profit targets for the final five months of fiscal 1997.

    For fiscal 1998, the Compensation Committee approved a performance-based incentive compensation plan for the Company's corporate staff, branch managers, and project managers. The plan is based on operating income goals.

    For corporate staff, bonus potential ranges from 15% to 50% of base salary. Eligible employees would be entitled to incentive compensation only if the Company achieves at least 70% of its fiscal 1998 income target.

    For branch managers, bonus potential is up to 25% of base salary. Eligible employees would be entitled to incentive compensation only if 70% of branch income target is achieved.

    For project managers, bonus compensation is discretionary. Eligible employees would be evaluated for incentive compensation based upon the extent to which goals for new orders, project profitability, and cash management have been achieved.

Stock Options

    The Company must, in order to compete with other companies in the environmental industry, attract and retain highly qualified managers, scientists, engineers, and technicians. There is keen competition in the environmental industry for these professionals, particularly those who are both highly trained and able to create business opportunities. Hence, the Company grants stock options to a wide range of employees, particularly key management, believing it is desirable to provide key employees with long-term incentives tied to the Company's performance and stockholder value.

    The Committee uses the grant of stock options under the Company's Stock Option Plan to provide long-term incentives to increase stockholder value. In determining the number of options to grant, the Committee bases its decision on the performance of the individual executive and the executive's potential to improve stockholder value. Typically, options do not immediately vest at the time the options are granted. Vesting occurs in equal installments over a three-year period.

Chairman of the Board Compensation

    The Committee established the salary of Dr. Jensen for fiscal year 1997 on the basis of the Committee's assessment of his performance as Chairman, President and Chief Executive Officer until March 1, 1997 and Chairman of the Board thereafter, measured by the Company's financial condition, results of operation, and success in achieving strategic objectives. The Committee also considered the responsibilities associated with Dr. Jensen's position, as well as the level of compensation paid to the chairmen of the board of other companies in the environmental industry. During fiscal year 1997, Dr. Jensen did not receive bonus compensation or an increase in base salary.

Chief Executive Officer Compensation

    The Committee established the salary of Dr. Deieso for fiscal year 1997 on the basis of the Committee's assessment of his performance, measured by the Company's financial condition, results of operation, and success in achieving strategic objectives. The Committee also considered the responsibilities associated with Dr. Deieso's position, as well as the level of compensation paid to the chief executive officers of other companies in the environmental industry.

    During 1997 Dr. Deieso received a bonus payment of $75,000. This payment was $25,000 in excess of the minimum $50,000 bonus to which Dr. Deieso was entitled under terms of his employment agreement with the Company (see "Employment Agreements" below). The Board awarded this incremental amount to Dr. Deieso in recognition of the rapid turnaround in the Company's financial condition for which he was responsible.

                           The Compensation Committee




                           Rudolph P. Lamone, Chairman
                               George G. Radcliffe
                             Edmund J. Cashman, Jr.




Compensation Committee Interlocks and Insider Participation

      Except as otherwise described herein ("ELECTION OF DIRECTORS-Certain Transactions"), there are no affiliations between the Company and the members of the Compensation Committee.

                       EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company as of November 1, 1997 and related information are as follows:

Donald A. Deieso, Ph.D., 48, President and Chief Executive Officer. Dr. Deieso joined the Company in March 1997 as President and Chief Executive Officer. He has over 25 years experience in the environmental field. Prior to joining EA, Dr. Deieso was the President and Chief Executive Officer of Metcalf & Eddy Companies, Inc. (from 1993-1997) and, prior thereto (from 1989-1992), of the Research-Cottrell Companies. His career includes senior positions in the U.S. Environmental Protection Agency (EPA), the N.J. Department of Environmental Protection, Consolidated Edison of New York, and Rutgers University. He is currently a member of the U.S. EPA's Clear Air Act Advisory Committee, Chairman of the U.S. Department of Commerce- sponsored Environmental Technologies Trade Advisory Committee (ETTAC), and a member of the Congressional Superfund Advisory Council. Dr. Deieso also serves on the boards of several trade associations and is a Trustee of the New Jersey Symphony Orchestra.

Loren D. Jensen, Ph.D., 60, Chairman of the Board. Dr. Jensen is the founder of the Company and served as its Chairman, President, and Chief Executive Officer since operations began in 1973 until 1991. In June 1991, Dr. Jensen became Chairman and Chief Executive Officer. In October 1995, he assumed the titles of Chairman, President, and Chief Executive Officer, and in March 1997, Dr. Jensen was named Chairman of the Board. Dr. Jensen has over 37 years experience in the analysis and management of environmental problems for industry and government.

Shamseddin Shahid-Saless, Executive Vice President of Sales and Marketing. Mr. Saless joined the Company in April 1997 as Executive Vice President of Sales and Marketing with more than 25 years experience in the industry. From 1994 to 1997, he was Senior Vice President and Director of Metcalf & Eddy's Central and Western Regions. Prior thereto (from 1989 to 1994), Mr. Saless was President of WW Engineering and Science. Mr. Saless also serves as Vice President of EA International, Inc.

Joseph A. Spadaro, CPA, 47, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. Mr. Spadaro joined the Company in 1982 as the Corporate Controller. In 1983, Mr. Spadaro was elected Vice President of Finance and Administration and in September 1986, he was elected Executive Vice President, Chief Financial Officer, and Treasurer. Mr. Spadaro became Assistant Secretary in October 1994.

                           SUMMARY COMPENSATION TABLE

      The following table sets forth certain information concerning executive compensation for services during each of the Company's last three fiscal years to (i) those persons serving as chief executive officer of the Company during fiscal 1997; (ii) those persons who were among the four most highly compensated executive officers during fiscal 1997 and who earned an annual salary and bonus exceeding $100,000; and (iii) one additional person who would have been among the four most highly compensated executive officers during fiscal 1997, but who was not serving as such at the end of fiscal 1997.



      Name and Principal              Year              Annual Compensation                     Long-Term             All Other
       Position in 1997                                                                    Compensation Awards      Compensation (1)
     ---------------------           -----    ----------------------------------------- -------------------------- ----------------
                                                                             Other       Restricted
                                                                            Annual          Stock        Option
                                              Salary ($)    Bonus ($)    Compensation      Awards        Shares
                                              ----------    ---------    ------------      ------        ------
Loren D. Jensen, Ph.D..........      1997         282,000           --         --           --            --             4,500
Chairman of the Board                1996         282,000           --         --           --            --             4,306
(Formerly Chairman, President        1995         278,900        4,300         --           --            --             4,740
and Chief Executive Officer)

Donald A. Deieso, Ph.D.(2)....       1997         137,500       75,000         --           --       200,000                --
President and Chief Executive        1996              --           --         --           --            --                --
Officer                              1995              --           --         --           --            --                --

Joseph A. Spadaro, CPA.........      1997         180,000       30,000         --           --            --             4,360
Executive Vice President, Chief      1996         175,200           --         --           --            --             3,924
Financial Officer, Treasurer, and    1995         164,300        2,500         --           --         5,000            48,101
Assistant Secretary

Stephen J. Hammalian, Ph.D.(3).      1997          81,416           --         --           --            --           121,798
Former Executive Vice President      1996         144,200           --         --           --            --             4,422
and Secretary                        1995         137,300        2,100         --           --         5,000            40,822

Shamseddin Shahid-Saless(4)....      1997          82,211       25,000         --           --        75,000                --
Executive Vice President of
Sales and Marketing                  1996              --           --         --           --            --                --
                                     1995              --           --         --           --            --                --
-------------------------------      -------- -----------  ----------- ---------- ------------  ------------  ----------------


 (1) Includes cash payments made upon exercise of non-qualified stock options during fiscal 1995 for all except Loren D. Jensen. Includes the Company's matching contributions under its 401(k) Employee Savings Plan. Includes severance and payout of vacation accrual for Stephen J. Hammalian.

 (2)  Donald A. Deieso joined the Company effective March 1, 1997.

 (3)  Stephen J. Hammlian separated from the Company effective March 20, 1997.

 (4)  Shamseddin Shahid-Saless joined the Company effective April 14, 1997.
                                        8

                     STOCK-BASED INCENTIVE COMPENSATION PLAN

      The following table sets forth certain information about grants of options to purchase shares of Common Stock in the last fiscal year to those executive officers previously named.


                        OPTION GRANTS IN LAST FISCAL YEAR


                                                 Individual Grants in 1997                              Grant Date Value

                                                    % of Total
                                                      Options                                              Grant Date
                                                      Granted           Exercise or                          Present
                                 Options (#)       to Employees          Base Price       Expiration        Value(1)
             Name                  Granted        in Fiscal Year         ($/share)           Date              ($)
             ----                  -------        --------------         ---------           ----              ---
Loren D. Jensen                       --                --                   --               --               --


Donald A. Deieso                   200,000             40.6                 2.25           2/25/07          $176,500


Joseph A. Spadaro                     --                --                   --               --               --


Stephen J. Hammalian                  --                --                   --               --               --


Shamseddin Shahid-Saless            75,000             15.2                 2.00            4/3/07           $60,100
------------------------            ------             ----                 ----            ------           -------


(1) Based on the Black-Scholes option valuation model. In applying this valuation model, the Company has assumed an expected volatility index of 0.6; a risk-free rate of return ranging from 6.04% to 6.68%; no dividend yield; and exercise of the option as vesting occurs. The actual value, if any, that an executive officer may receive is dependent on the excess of the stock price over the exercise price. Use of this model should not be viewed as a forecast of the future performance of the Company's stock price.

      The following table sets forth certain information regarding the number and value, as of August 31, 1997, of unexercised options to purchase shares of Common Stock held by the previously named executive officers.


                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND AUGUST 31, 1997 OPTION VALUES



                                                                                                         Value of Unexercised
                                                                       Number of Unexercised                 in-the-Money
                                                                        Options at 8/31/97              Options at 8/31/97(1)
                                                                                (#)                              ($)
                                                                ---------------------------------    -----------------------------
                                     Shares
                                  Acquired on        Value
             Name                 Exercise (#)    Realized ($)   Exercisable(2)  Unexercisable(2)    Exercisable    Unexercisable
             ----                 ------------    ------------   --------------  ----------------    -----------    -------------
Loren D. Jensen                        --              --              --               --               --              --
Donald A. Deieso                       --              --           50,000            150,000            --              --
Joseph A. Spadaro                      --              --            4,833              1,667            --              --
Stephen J. Hammalian                   --              --              --               --               --              --
Shamseddin Shahid-Saless               --              --              --              75,000            --              --
------------------------         -------------    ------------   --------------  ----------------    ------------   -------------


 (1) Based on a closing NASDAQ price of $2.00 per share of Common Stock on August 31, 1997. Values are calculated by subtracting the exercise price from the fair market value of the stock as of the fiscal year-end.
 (2) All options issued prior to one or both fiscal 1994 stock splits have been adjusted to reflect two 3 for 2 stock splits, each effected in the form of a 50% stock dividend issued on February 23, 1994 and July 5, 1994.


Employment Agreements and Change-in-Control Arrangements

      On February 17, 1997, the Company entered into an Employment Agreement with Donald A. Deieso. The Agreement, effective March 1, 1997, provides that Dr. Deieso will serve as President and Chief Executive Officer of EA Engineering, Science, and Technology, Inc. Base salary under the Agreement is at the initial annual rate of $275,000. The amount may be increased from time to time at the sole discretion of the Board of Directors.

      In addition to base salary, the Agreement provides for a bonus for services rendered during each fiscal year. The amount of the bonus shall be determined at the sole discretion of the Board. Guidelines for earning the bonus will be agreed on by the Board and Dr. Deieso at the beginning of each fiscal year. Under the Agreement, Dr. Deieso is entitled to a bonus of up to 50% of his base salary each fiscal year. However, for the first fiscal year ended August 31, 1997, a bonus amount of not less than $50,000 is payable to Dr. Deieso.




       Per the terms of the Agreement, Dr. Deieso received options to purchase 200,000 shares of the Company's common stock. Of the options, 50,000 shares vested upon the effective date of his Employment Agreement, and the balance will vest, in equal installments, over a four-year period. If Dr. Deieso is employed by the Company
                                       10
on February 17, 1998, and subject to the approval of the Board, options for 150,000 shares of the Company's common stock will be awarded to him. Of these, 25% will vest one year after award, and the balance will vest over a three-year period in equal installments of 37,500 shares of Common Stock per year. If Dr. Deieso is employed by the Company on February 17, 1999, and subject to the approval of the Board, options for 50,000 shares of the Company's common stock will be awarded to him. Of these, 25% will vest one year after award, and the balance will vest over a three-year period in equal installments of 12,500 shares per year.

      This Agreement further provides that, if Dr. Deieso's employment is terminated without cause, he will receive a severance payment equal to his then current base salary for a period of eighteen months from the date his employment terminates. If Dr. Deieso terminates his employment within thirty days of a "Change of Control," he will be entitled to receive his then current base salary for a period of two years from the date of his termination of employment. "Change of Control" is defined to occur only if any person or entity acquires more than 45% of the voting power of the Company's common stock.

      Pursuant to the terms of his offer of employment dated April 11, 1997, the Company agreed with Shamseddin Shahid-Saless that, if his employment is terminated as a result of a "Change of Control" (as defined above), he will be entitled to receive his then current base salary and benefits for a period of one year from the date of termination of employment.

                                PERFORMANCE GRAPH

      The following graph compares the performance of the Company's common stock to the index for the NASDAQ Stock Market and a self-defined peer group index. The graph and the following table are for the Company's last five fiscal years. The table assumes that the value of an investment in the Company's common stock and in each index was $100 at August 31, 1992 and that all dividends, if any, were reinvested.


                                   [PERFORMANCE CHART]



                        8/92         8/93         8/94         8/95         8/96         8/97
                        ----         ----         ----         ----         ----         ----

The Company              100          278          735          390          193          147
Peer Group               100           97          125          171          218          269
NASDAQ U.S.              100          132          137          185          209          291
-----------             ----         ----         ----         ----         ----          ----


    (1) Companies included in the peer group index are Ecology & Environment, Inc., EMCON Associates, GZA Geoenvironmental Tech, Inc., TRC Companies, Inc., Tetra Tech, Inc., Versar, Inc., Roy F Weston, Inc., Harding Associates, Inc., and ICF Kaiser International, Inc.. The peer group utilized in constructing the above graph consists of the same companies as used by the Company in preparing past performance graphs.
    (2) Assumes that $100 was invested on August 31, 1992 at the closing sales price of the Company's common stock and of the stocks in each index, and that all dividends, if any, were reinvested. Returns are measured through the last trading day of each of the Company's fiscal years. No cash dividends have been declared on the Company's common stock.

    APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED
     FOR ISSUANCE UNDER THE COMPANY'S AMENDED AND RESTATED STOCK OPTION PLAN

    On January 10, 1995, the stockholders approved amendments to the current Company Stock Option Plan (the "Option Plan"). The Amended and Restated Plan replaced the prior Stock Option Plan. The number of shares of Common Stock available for issuance under the Option Plan was not, however, greater than the number of shares of Common Stock available for issuance under the prior Stock Option Plan; the primary change accomplished by the Option Plan was to permit the Plan's administrator to grant incentive stock options in addition to non-qualified stock options. Following is a general summary of the Stock Option Plan.

    The Company now seeks the approval of the stockholders to increase the number of shares of Common Stock available for issuance under the Option Plan from 898,200 to 1,248,200. The purpose of this increase is to assure the Company will have adequate shares of Common Stock available for issuance under the Option Plan to recruit and retain highly qualified employees. The Company believes that this form of long-term incentive award is well calculated to increase stockholder value.

    The purpose of the Option Plan is to serve as an employment incentive and to encourage stock ownership by certain key officers and employees of the Company and of its subsidiary corporations so that they may increase their proprietary interest in the Company's success.

Administration

    The Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") who will be authorized to designate those individuals eligible to participate in the Plan and to determine the types, numbers, and terms of awards granted under the Option Plan. The Committee is composed of not less than three (3) nor more than five (5) non-officer employees who are not eligible to receive any awards under the Option Plan.

Amendment and Termination

    Subject to certain terms and conditions set forth in the Option Plan, the Board of Directors may amend, discontinue, or terminate the Plan at any time. Such termination shall not affect the validity of any stock option agreement then outstanding.

Eligibility

    Officers and key employees of the Company and its subsidiaries as designated by the Committee are eligible to participate in the Option Plan.

Types of Awards

    The Option Plan provides for the potential grant by the Compensation Committee of both incentive stock options, qualified as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options. The exercise price of each share of all options awarded will be one hundred percent (100%) of the fair market value of the shares of Common Stock on the date of the grant of the option or, in the case of incentive stock options granted to certain individuals who possess more than ten percent (10%) of the total combined voting power of all classes of stock of the Company ("Ten Percent Stockholders"), shall not be less than one hundred ten percent (110%) of such fair market value. The fair market value per share of the Common Stock shall be the average of the highest bid price and the lowest asking price on the over-the-counter market as reported in The Wall Street Journal for trading on the date the option is granted, as reported by NASDAQ. The term of each option shall be fixed by the Committee but no stock option other than stock options granted to Ten-Percent Shareholders shall be exercisable more than ten (10) years from the date of grant of the option.

Grants of Awards

    The Committee shall have the discretion to impose such terms and conditions as it deems appropriate to any award granted under the Amended and Restated Plan. Awards granted under the Option Plan may be granted either alone or in addition to any other award granted under the Plan or any other benefit plan maintained by the Company.

Shares Subject to the Plan

    The maximum number of shares of Common Stock that may be issued under the Option Plan is 898,200 shares of the Company's Common Stock. On April 2, 1997, subject to stockholder approval, the Board of Directors approved an increase in the number of shares reserved under the Option Plan from 898,200 to 1,248,200 shares of Common Stock. This number is subject to adjustment in certain circumstances, including stock splits, dividends, recapitalizations and major corporate changes. The market value of a share of Common Stock based on the mean of the high and low prices on the over-the-counter market as reported in The Wall Street Journal on November 17, 1997 as reported by NASDAQ was $2.06.

Transferability

    As in the past, no option shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of an optionee, an option shall be exercisable only by the optionee.

Change of Control

    In the event an optionee ceases to be an employee due to death or disability, normal retirement or for any reason within six (6) months of a Change of Control (as defined in the Amended and Restated Plan), all outstanding options shall, to the extent not previously vested, immediately become fully vested, and shall remain so for a period of one (1) year from the date of termination of employment, but in no event after their respective expiration dates.

Federal Income Tax Consequences

    A discussion of select federal income tax consequences arising from participation in the Amended and Restated Plan follows.

Non-Qualified Options

    An employee will not realize any taxable income upon the grant of a nonstatutory stock option. An employee to whom shares of Common Stock are issued upon exercise of a nonstatutory stock option will recognize taxable income at the time of exercise in an amount equal to the difference between the fair market value of the Common Stock at the time the stock is exercised and the exercise price paid for the Common Stock. At that time the Company will receive a corresponding Federal income tax deduction.

Incentive Stock Options

    In general, an employee will not recognize taxable income at the time an incentive stock option is granted or exercised except that the excess of the fair market value of the Common Stock acquired upon exercise of an incentive stock option over the exercise price is potentially subject to the alternative minimum tax. If the employee holds the shares acquired pursuant to an incentive stock option for at least two (2) years from the date of grant and for at least one (1) year from the date of exercise, the employee's gain will be taxed as a long-term capital gain in an amount equal to the difference between the exercise price and the sale price. In that case, the Company is not entitled to a tax deduction. If the employee disposes of the stock before the end of these holding periods, he will recognize ordinary income upon sale of the stock and the Company will be entitled to a corresponding tax deduction.

    The Board of Directors recommends a vote "FOR" the increase in the number of shares of Common Stock reserved for issuance from 898,200 to 1,248,200 under the Company's Amended and Restated Stock Option Plan.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors appointed the firm of Arthur Andersen LLP to act as independent auditors for the Company for the fiscal year ended August 31, 1997. The Board of Directors, upon recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP to audit the consolidated financial statements of the Company for the fiscal year ending August 31, 1998. A representative of Arthur Andersen LLP is expected to be present at the Meeting, have an opportunity to make a statement, and be available to respond to appropriate questions.

    The Board of Directors recommends a vote "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ending August 31, 1998.


Voting Procedures

    Each proposal submitted to the Company's stockholders for a vote is deemed approved if a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present votes in favor of the proposal. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. A stockholder is entitled to one vote for each share owned.

    Stockholder votes are tabulated by the Company's Registrar and Transfer Agent. Proxies received by the Registrar, if such proxy is properly executed and delivered, will be voted in accordance with the voting specifications made on such Proxy. Proxies received by the Registrar on which no voting specification has been made by the stockholder will be voted for all items discussed in the Proxy Statement, in the manner stated on the proxy card. Stockholders who execute and deliver proxies retain the right to revoke them by notice in writing delivered to the Company's Secretary at any time before such proxies are voted.

    Under applicable Delaware corporate law and the Charter and By-Laws of the Company, proxies received by the Registrar specifying an abstention as to any proposal will cause the shares so represented to be counted toward a quorum, but are not counted as favorable votes and, therefore, have the same effect as a vote against the proposal. To the extent holders or brokers having the right to vote shares do not attend the meeting or return a proxy, such shares will not count toward a quorum and, if a quorum is otherwise achieved, will have no effect on the vote of the proposals considered at the meeting which shall be based solely upon the vote of the shares represented at the meeting.

1999 Annual Meeting of Stockholders

    If any stockholder intends to present a proposal for consideration at the 1999 Annual Meeting of Stockholders, such proposal must be received by the Company on or before August 4, 1998, in order to be included in the Company's Proxy Statement and form of proxy for such meeting. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders any stockholder proposal which does not meet all of the requirements for such inclusion established by the Securities and Exchange Commission at that time in effect.

    As of the date of this Proxy Statement, the Board of Directors knows of no matters, other than those stated above, that may be brought before the Meeting. However, if other matters do properly come before the Meeting, the persons named in the enclosed proxy will vote upon them in their discretion and in accordance with their best judgment.

    A copy of the Company's Form 10-K Annual Report filed with the Securities and Exchange Commission, Washington, D.C., is available to stockholders free of charge upon written request. Address requests to the Secretary of EA Engineering, Science, and Technology, Inc., 11019 McCormick Road, Hunt Valley, Maryland 21031.

    The cost of preparing and mailing the Notice of Meeting, Proxy Statement and form of proxy will be paid by the Company. The Company will request banks, brokers, fiduciaries, and similar persons to forward copies of such material to beneficial owners of the Company's common stock in a timely manner and to request authority for execution of proxies, and the Company will reimburse such persons and institutions for their reasonable out-of-pocket expenses incurred in connection therewith. To the extent necessary to assure sufficient representation, officers and regular employees of the Company may solicit the return of the proxies by telephone, telegram, or personal interview. The extent of this solicitation by personal contact will depend upon the response to the initial solicitation by mail. It is anticipated that the costs of such solicitation, if undertaken, will not exceed $1,000.

By the Order of the Board of Directors.


/s/ Jack P. Adler
---------------------------------
Jack P. Adler, Esq.
Vice President, Secretary and General Counsel

Dated at Hunt Valley, Maryland
December 1, 1997

                                                                 Please mark
                                                                your vote as   X
                                                                indicated in
                                                                this example

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR Proposals 1, 2 and 3.

1. ELECTION OF DIRECTORS.                               (INSTRUCTION: To withhold authority to vote for any individual
      FOR all nominees            WITHHOLD              nominee, strike a line through the nominee's name in the list below.)
     listed to the right         AUTHORITY
     (except as marked     to vote for all nominees     Nominees: E. Cashman, D. Deieso, L. Jensen, R. Lamone,
     to the contrary)        listed to the right                  C. Miller, G. Radcliffe

         [ ]                        [ ]

2. PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK reserved for issuance under the Company's Amended and Restated Stock Option Plan.

          FOR        AGAINST        ABSTAIN
          [ ]          [ ]            [ ]

3. PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR
   ANDERSEN LLP. as the independent public accountants of the corporation.

          FOR        AGAINST        ABSTAIN
          [ ]          [ ]            [ ]

4. In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the meeting.

   Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
   Dated:                                         ,   199
         _________________________________________       ____

   __________________________________________________________
                          (Signature)


   __________________________________________________________
                    (Signature if held jointly)


   PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY
   CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                   (triangle) FOLD AND DETACH HERE (triangle)


YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND
SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE
ACCOMPANYING ENVELOPE.

[EA Engineering Logo]

                 EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.

                                     PROXY

          This Proxy is solicited on Behalf of the Board of Directors.

     The undersigned hereby appoints Jack P. Adler and Barbara L. Posner, or either of them acting singly, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of common stock of EA Engineering, Science, and Technology, Inc. held of record by the undersigned as of the close of business on November 17, 1997, at the annual meeting of stockholders to be held on January 14, 1998, or any adjournment thereof.

                          (continued on reverse side)

                   (triangle) FOLD AND DETACH HERE (triangle)